UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) March 19, 2014

The St. Joe Company
(Exact Name of Registrant as Specified in its Charter)

Florida	1-10466	59-0432511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

133 South WaterSound Parkway WaterSound, Florida	32413
(Address of Principal Executive Offices)	(Zip Code)

(850) 231-6400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.    Entry into a Material Definitive Agreement.

On March 19, 2014, The St. Joe Company, a Florida corporation (the “Company”) and Mattamy (Jacksonville) Partnership d/b/a Mattamy Homes, a Florida general partnership (the “Purchaser”) entered into an amendment (the “Amendment”) to their agreement for sale and purchase (the “Sale Agreement” and, such Sale Agreement as amended through the date hereof, the “Amended Sale Agreement”). Upon the terms and subject to the conditions set forth in the Amended Sale Agreement, the Company has agreed to sell approximately 4,057 acres of real property, which constitutes the RiverTown community in St. Johns County, Florida, along with all of the Company’s related development or developer rights, founder’s rights and certain tangible and intangible personal property (collectively, the “RiverTown Community”).

The Sale Agreement previously provided that the Purchaser pay $43.6 million, subject to adjustments and prorations as set forth in the Sale Agreement, at closing to the Company by wire transfer in good, current funds. The Amendment amends the method of payment of this previous all-cash portion of the purchase price to be paid at closing as follows: (i) $24 million by wire transfer in good, current funds, subject to prorations, reductions and adjustments as set forth in the Amended Sale Agreement, and (ii) $19.6 million in the form of a purchase money note (the “Note”). The Note shall bear interest at 5.25% per annum, mature on June 30, 2015 and be payable as follows: (i) accrued interest on September 30, 2014, (ii) accrued interest plus $1.0 million of principal on March 30, 2015 and (iii) all accrued interest and remaining principal on June 30, 2015. Additionally, the Note shall be secured by a mortgage imposing a first priority security lien on the Real Property (as defined in the Amended Sale Agreement); provided however, that individual Lots (as defined in the Amended Sale Agreement) shall be released from this lien at no additional consideration at the time such Lots are sold to bona fide third party purchasers and as otherwise set forth in the mortgage. No amendments were made to the amount of the purchase price to be paid in the form of impact fee credit purchases or the assumption of the Company’s Rivers Edge Community Development District obligations.

The Amendment also adds an additional closing condition that requires the Company to deliver to Seller a letter from St. John’s County detailing certain matters concerning the construction of, and building permit and certificates of occupancy related to, the RiverTown Community (the “Letter”), and which allows the Purchaser to terminate the Amended Sale Agreement, in its sole and absolute discretion, and receive a full refund of the deposit then paid, if it objects to the contents of the Letter. There is no assurance that a Letter acceptable to the Purchaser can be obtained. The Amended Sale Agreement also provides that the closing shall occur no later than March 31, 2014.

The foregoing descriptions of the Amendment and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Amendment, which is filed as Exhibit 10.57 hereto and which is incorporated herein by reference.
FORWARD-LOOKING STATEMENTS
Certain statements made in this document and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Forward-looking statements could be affected by the following factors, among others, related to the transactions contemplated by the Amended Sale Agreement: the occurrence of any event, change or other circumstances that could give rise to the termination of the Amended Sale Agreement (including if the Purchaser exercises its right, in its sole and absolute discretion, to terminate the Amended Sale Agreement by objecting to the contents of the Letter), the failure to satisfy closing conditions or a delay in the timing of the satisfaction of such closing conditions; the ability to obtain governmental and other third party consents in connection with the consummation of the transactions contemplated by the Amended Sale Agreement and the timing and conditions for such approvals; the risk that the anticipated benefits from the transactions contemplated by the Amended Sale Agreement may not be realized, may take longer to realize than expected, or may cost more to achieve than expected; disruption from the transactions contemplated by the Amended Sale Agreement making it more difficult to maintain relationships with contractors, customers or employees, whether or not consummated; unexpected costs or unexpected liabilities that may arise from the transactions contemplated by the Amended Sale Agreement, whether or not consummated; the inability to retain key personnel; and future regulatory or legislative actions or litigation that could adversely affect the Company. The forward-looking statements made herein are based on current expectations and speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the Company that may cause results to differ from express or implied expectations include, but are not limited to, those risk factors and other disclosure set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent Form 10-Qs and other filings with the SEC.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No	Description

10.57	Amendment to Agreement for Sale and Purchase executed on March 19, 2014 by and between The St. Joe Company and Mattamy (Jacksonville) Partnership d/b/a Mattamy Homes.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
THE ST. JOE COMPANY

By: _/s/ Marek Bakun_________________________________
Marek Bakun
Chief Financial Officer

Date: March 25, 2014